Exhibit 10.13

Letter of Reassignment
October 31, 2025
Dear Gaurav Anand (“you” / “your”):
This letter of reassignment (this “Letter of Reassignment”) confirms the terms and conditions of your international reassignment (the “Reassignment”). Currently you are assigned from Coupang, Inc. (as successor to Coupang, LLC) (the “Company “) to Coupang Corp. (“Corp.”). As of the Effective Date (as defined below), your Assignment to Corp. is terminated and you are assigned from the Company to Coupang Asia Holdings Pte. Ltd. (“Affiliate”). This Letter of Reassignment shall be effective November 1, 2025 (the “Effective Date”).
Except as otherwise expressly provided herein, this Letter of Reassignment supersedes and replaces the Amended and Restated Letter of Assignment by and among you, the Company and Corp., dated February 22, 2021 (the “Prior Letter of Assignment”), which governed the terms of your international assignment until the Effective Date.
PLACE AND ANTICIPATED DURATION OF REASSIGNMENT
The Reassignment under this Letter of Reassignment will commence on the Effective Date and is expected to continue for a fixed period of two (2) years (the “Initial Continued Assignment Period”), unless terminated earlier by you or the Company. While the Company may cancel this Reassignment in its sole discretion at any time without prior notice, this Reassignment will automatically be renewed for successive one-year periods (such term, including the Initial Continued Assignment Period, as it may be extended, the “Assignment Period”) unless written notice of either party’s desire to terminate the Reassignment has been given to the other party at least sixty (60) days prior to the expiration of the Initial Continued Assignment Period (or any renewal thereof contemplated by this sentence).
Benefits shall be provided to you in accordance with the Company’s or Affiliate’s prevailing policies and employee benefits program from time to time, and the Company reserves the right to change or discontinue benefits from time to time. To the extent any severance payments are owed to you under the law or any policies of the Company or Corp. in connection with the termination of your assignment to Corp. as of the Effective Date, by executing this Letter of Reassignment you hereby acknowledge and agree in all respects to waive any and all rights to such severance payments. In connection with the Reassignment, you will be eligible for severance as a Tier 1 Executive pursuant to the United States of America Country Addendum (or such other addendum that is deemed to be relevant to you) of the Company's Second Amended and Restated Executive Severance Policy (as such policy may be amended from time to time).
This Letter of Reassignment shall automatically terminate if the Executive Appointment Agreement (as defined below) is terminated for any reason, unless otherwise agreed with the Company in writing.
You shall be employed by Affiliate for the duration of the Assignment Period on the terms and conditions stated in this Letter of Reassignment. Your terms of employment with the Company as provided in the Executive Appointment Agreement shall remain unchanged, save as provided in this Letter of Reassignment.

DUTIES; COMPLIANCE WITH APPLICABLE LAWS AND POLICIES
During the Reassignment, you will be in the position of Chief Financial Officer, and you will report to the Chief Executive Officer of the Company. During the Reassignment, you will have such authority, responsibility, and duties as are set forth in the Executive Appointment Agreement and as may be communicated to you by Affiliate. During your Reassignment, you agree to comply with all applicable laws and policies of the Company and Affiliate, including, but not limited to, your ongoing obligations pursuant to your Executive Appointment Agreement and Confidentiality, Non-Competition and Invention Assignment Agreement with the Company, as well as Affiliate’s workforce regulations, where applicable, as they pertain to the Reassignment and your service generally.
HOURS OF WORK AND BENEFITS
During the Reassignment, your working hours and leave entitlements shall be as specified in Exhibit 1 of this Letter of Reassignment.
WORK AUTHORIZATION
The Reassignment is expressly conditioned upon your obtaining the necessary authorizations and satisfying all legal requirements, including the health requirements established by the Company and by the relevant health organizations as consistent with applicable law. Affiliate will pay the costs and any other similar expenses associated with these processes for you to work at Affiliate as may be required.
COMPENSATION ISSUES
Your compensation terms will remain as it currently exists pursuant to the Amended and Restated Executive Appointment Agreement with the Company dated February 22, 2021 (the “Executive Appointment Agreement”) and any subsequent modifications which have been approved by the Company’s Board or any of its committees. While on Reassignment you will be paid directly by Affiliate on a monthly basis.
OTHER REQUIRED PAYMENTS
In some countries, applicable law requires employers to provide separation, severance, or termination payments. Some countries also require employers to provide remuneration, compensation, or benefits payments in addition to the compensation and benefits provided by the Company or Affiliate.
Any remuneration, compensation, severance, separation, termination or benefits payments other than those provided by the express terms of this Letter of Reassignment and your Executive Appointment Agreement, that are required to be paid to you under the applicable law in the jurisdiction of your Reassignment, shall be offset against and shall reduce any remuneration, compensation, separation, severance, or termination of service payments you may be eligible to receive under this Letter of Reassignment, your Executive Appointment Agreement, and the Company’s and Affiliate’s policies and procedures, if any. Moreover, any remuneration, compensation, severance, separation, termination, or benefits payments under this Letter of Reassignment, your Executive Appointment Agreement, and the Company’s and Affiliate’s policies, if any, shall be considered payments towards and in satisfaction of any remuneration, compensation, severance, separation, termination or benefits payments required to be paid to you under the applicable laws in the jurisdiction of your Reassignment.
TAX OBLIGATIONS
You should be aware that the Reassignment may have the effect of changing your personal tax obligations. As a result of the Reassignment, you may be subject to taxes in the U.S. and other countries.

Exhibit 10.13
The Company and the Affiliate regard timely compliance with both home and host country income tax requirements as a personal obligation of an expatriate. As an expatriate, you are expected to handle your tax matters in such a manner so as not to jeopardize your personal status or that of the Company and Affiliate with home or host country tax authorities. You shall be considered personally liable for fines, penalties, and /or interest charges resulting from your failure to comply with applicable tax regulations, your committing of fraud relative to your tax obligations, and your failure to adhere to tax filing deadlines and /or related data requests from the Company or Affiliate, or a home or host country tax authority. In addition, such failure to comply with these processes can result in disciplinary action, up to and including termination.
You shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company or Affiliate may make such deductions, withholdings and other payments from all sums payable to you under this Letter of Reassignment that are required by law.
ABSENCE OF CONFLICT
You represent and warrant that your provision of services to the Company or Affiliate as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
GOVERNING LAWS
Notwithstanding anything to the contrary in your Executive Appointment Agreement, this Letter of Reassignment and the Reassignment itself shall only be governed by and construed under the laws of the Affiliate’s incorporation jurisdiction. Each party consents to this jurisdiction in any action, suit, or proceeding arising out of or relating to this Letter of Reassignment that is not subject to arbitration.
ARBITRATION
To the fullest extent permitted by law, the dispute resolution provisions set forth in your Executive Appointment Agreement are hereby incorporated by reference into this Letter of Reassignment, and shall apply to any and all disputes between you and Affiliate.
EXECUTION OF LETTER
By signing this letter in the space provided below, you acknowledge that you have read and understand this Letter of Reassignment, and you further acknowledge your acceptance of the terms set forth herein. If these terms are acceptable to you, please sign in the space provided below.
ENTIRE AGREEMENT
This Letter of Reassignment represents the entire agreement between you and the Company regarding your Reassignment, and except as otherwise expressly provided herein, supersedes and replaces the Prior Letter of Assignment. There are no other written or oral statements that cover this issue. The terms and conditions enumerated in this Letter of Reassignment may be modified only by a written document executed by you and the Company and Affiliate.
COUNTERPARTS
This Letter of Reassignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
SECTION HEADINGS
Section headings used in this Letter of Reassignment are included for convenience of reference only and will not affect the meaning of any provision of this Letter of Reassignment.

Very truly yours,

___/s/ Harold Rogers_____________________
Coupang, Inc.
Harold Rogers
General Counsel and Chief Administrative Officer

I have read, understand, and agree to the terms and conditions outlined above:

Gaurav Anand	Date: 10/30/2025 Signature: _____/s/ Gaurav Anand____________
Coupang Asia Holdings Pte. Ltd. By: Harold Rogers Title: Director	Date: 10/30/2025 Signature: ___/s/ Harold Rogers_____________

[SIGNATURE PAGE TO LETTER OF REASSIGNMENT]

Exhibit 10.13
EXHIBIT 1
1.Working hours
Regular business hours are from 9 am to 6 pm, Mondays to Fridays, with an hour’s break for lunch to be taken in accordance with the Affiliate’s policy (currently scheduled from 1 pm to 2 pm). You shall devote the whole of your time and attention during regular business hours to the discharge of your duties and conform to such hours of work as may from time to time be reasonably required of you. Unless you are required by the Affiliate to work on a public holiday, you shall not be entitled to receive any time off or additional remuneration for work performed outside normal business hours.
2.Salary and compensation
During the Reassignment, your compensation shall be paid by the Affiliate and you will be registered on the Affiliate’s payroll.
Your salary will be paid monthly in arrears before the end of the month, usually on the 25th of each calendar month. If the salary payment date is a Saturday, Sunday or official public holiday, the payment shall be made one (1) business day in advance. It is your sole responsibility to notify the Affiliate of any changes to your bank account.
There shall be deducted from your remuneration (including but not limited to salary, allowance, bonus and commission) all such sums which the Affiliate is entitled, authorised and/or required under the law to deduct and/or withhold. Without prejudice to the foregoing, the Affiliate shall have the right to deduct from your salary any inadvertent overpayment of salary or other relevant payments under the Executive Appointment Agreement and this Letter of Reassignment.
All income tax liabilities and other charges under applicable law incurred by you in respect of your salary (whether by way of salary, bonus payments, benefits, or otherwise) shall be borne solely by you. In line with relevant tax laws, the Affiliate may be required to withhold tax from your salary and remit such amount to the appropriate tax authorities.
3.Leave entitlements
The Affiliate’s holiday year runs from 1 January to 31 December. In addition to statutory public holidays, during the Reassignment, you shall be entitled to 20 days of paid annual leave in each holiday year, accrued on a day-to-day basis.
Written approval in advance of your supervisor is required before annual leave may be taken. Annual leave may only be taken at such reasonable time or times as may be approved by the Affiliate. At least seven (7) days’ prior notice must be given before a full week or more of annual leave is taken and at least three (3) days’ prior notice must be given for annual leave of a shorter period.
You shall be entitled to paid paternity or maternity leave (as the case may be), childcare leave, unpaid infant care leave, adoption leave and/or shared parental leave, if you so qualify, in accordance with the provisions of law.
You shall be entitled to paid sick leave in accordance with the minimum requirements of governing law and any applicable policies of Affiliate. In addition, you will be entitled to paid public holidays, one paid day off per week (currently Sunday; Saturday is an unpaid day off), in accordance with the minimum requirements of governing law and any applicable policies of Affiliate. Holidays and other days off may be substituted with other days off if deemed necessary by Affiliate.